Phoenix Resources Technologies, Inc.
                              A Nevada Corporation
                                BOARD RESOLUTION
                               ISSUING NEW STOCK

                               Issuance of stock.

RESOLVED on this 31st Day of March, 2001, that thirteen million shares (13,000,000) of new common stock be issued to Michael Lamb, Secretary and Chief Operating Officer, as partial compensation for previously unpaid salary and for the purpose of maintaining corporate and shareholder integrity and for use in restoring the shareholder value to the company:

RESOLVED FURTHER, that such actions be taken by the officers so as to merge and or acquire such other business as would make sense to maximize the value of the core, product, intellectual property and business of the company.

/s/ Bobby Rekhi
---------------------
Bobby Rekhi

/s/ Marvin Reiss
---------------------
Marvin Reiss

EX-10.1 OTHERDOC